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Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

dated as of

February 24, 2008

among

OPTO CIRCUITS (INDIA) LIMITED

PACKER ACQUISITION CORPORATION

and

CRITICARE SYSTEMS, INC.

TABLE OF CONTENTS

ARTICLE I	THE OFFER	1
1.1	The Offer	1
1.2	Company Action	3
1.3	Directors	5
ARTICLE II	THE MERGER	5
2.1	The Merger	5
2.2	Closing; Effective Time	5
2.3	Effect of the Merger	6
2.4	Certificate of Incorporation; By-laws	6
2.5	Directors and Officers	6
2.6	Conversion of Securities	6
2.7	Employee Stock Options, Restricted Stock and Company Purchase Plan	7
2.8	Exchange of Certificates; Stock Transfer Books	7
2.9	Appraisal Rights	9
2.10	Further Action	10
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10
3.1	Organization, Standing and Corporate Power	10
3.2	Capitalization	11
3.3	Authority; Noncontravention; Voting Requirements	12
3.4	Governmental Approvals	13
3.5	Company SEC Documents; Undisclosed Liabilities	13
3.6	Absence of Certain Changes	15
3.7	Legal Proceedings	15
3.8	Compliance With Laws; Permits	15
3.9	Information Supplied	15
3.10	Tax Matters	16
3.11	Employee Benefits and Labor Matters	16
3.12	Environmental Matters	18
3.13	Properties	19
3.14	Brokers and Other Advisors	20
3.15	Contracts	20
3.16	Intellectual Property Matters	21
3.17	Insurance	22
3.18	Inventory	22
3.19	Accounts Receivable	23
3.20	Ethical Practices	23
3.21	Related Party Transactions	23
3.22	Customers and Suppliers	23
3.23	Standstill Agreements	23
3.24	Stockholders Rights Plan	23
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	23
4.1	Organization and Standing	23
4.2	Authority for Agreement	23
4.3	No Conflict	24
4.4	Required Filings and Consents	24
4.5	Brokers	24
4.6	Purchaser Actions	24
4.7	Financing	24
4.8	Information Supplied	25
4.9	Ownership of Company Common Stock	25
4.10	No Vote of Parent Stockholders	25

ARTICLE V	COVENANTS	26
5.1	Conduct of the Business	26
5.2	Notification of Certain Matters	26
5.3	Further Action; Reasonable Best Efforts	26
5.4	Stockholders' Meeting; Proxy Statement	27
5.5	Indemnification	28
5.6	Public Announcements	29
5.7	Control of Litigation	29
5.8	Limitation on Purchase of Shares	29
5.9	No Solicitation	30
5.10	Employee Benefit Matters	31
5.11	Access to Information; Confidentiality	31
5.12	Change in Board Recommendation	32
ARTICLE VI	CONDITIONS	32
6.1	Conditions to the Obligation of Each Party	32
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	33
7.1	Termination	33
7.2	Effect of Termination	34
7.3	Amendments	34
7.4	Waiver	34
7.5	Termination Fees	34
ARTICLE VIII	GENERAL PROVISIONS	35
8.1	No Third Party Beneficiaries	35
8.2	Entire Agreement	35
8.3	Succession and Assignment	35
8.4	Counterparts	35
8.5	Headings	35
8.6	Governing Law; Jurisdiction; Consent to Service of Process	35
8.7	Waiver of Jury Trial	36
8.8	Severability	36
8.9	Construction	36
8.10	Non-Survival of Representations and Warranties	36
8.11	Certain Definitions	37
8.12	Fees and Expenses	37
8.13	Enforcement of Agreement	37
8.14	Obligation of Parent	37
8.15	Board of Directors	37
8.16	Notices	37

Annexes
Annex A	Conditions to the Offer
Exhibits
Exhibit A	Definitions
Company Disclosure Schedules
Schedule 3.1(b)	—	Subsidiaries
Schedule 3.2(a)	—	Agreements or Arrangements to Issue Shares
Schedule 3.2(b)	—	Outstanding Capital Stock Obligations
Schedule 3.3(c)	—	Conflicts
Schedule 3.6	—	Absence of Certain Changes
Schedule 3.7	—	Legal Proceedings
Schedule 3.10	—	Tax Matters
Schedule 3.11(a)	—	Employee Benefit Plans
Schedule 3.11(i)	—	Acceleration of Benefits
Schedule 3.13	—	Owned and Leased Real Property
Schedule 3.13(h)	—	Encumbrances
Schedule 3.14	—	Brokers and Other Advisors
Schedule 3.15	—	Material Contracts
Schedule 3.16	—	Intellectual Property Matters
Schedule 3.17	—	Insurance
Schedule 3.18	—	Inventory
Schedule 3.19	—	Accounts Receivable
Schedule 3.22	—	Customers and Suppliers
Schedule 5.1	—	Conduct of the Business

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of February 24, 2008 among Criticare Systems, Inc., a Delaware corporation (the "Company"), Opto Circuits (India) Limited, a company registered under the laws of India ("Parent"), and Packer Acquisition Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent ("Purchaser").

        WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interest of their respective stockholders for Purchaser to acquire the shares of Company Common Stock upon the terms and subject to the conditions of this Agreement;

        WHEREAS, it is proposed that Purchaser make a cash tender offer (the "Offer") to purchase all of the issued and outstanding common shares of the Company, par value $0.04 per share (the "Company Common Stock"), on an as-diluted basis for $5.50 per share (such amount, or any greater amount per share paid pursuant to the Offer, being the "Per Share Amount"), subject to any withholding Taxes required by Laws, net to the seller in cash, upon the terms and subject to the conditions of this Agreement;

        WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions hereof, resolved to recommend that the stockholders of the Company tender their shares pursuant to the Offer;

        WHEREAS, in furtherance of the acquisition of the Company by Parent, the Boards of Directors of Parent, Purchaser and the Company have each approved, following consummation of the Offer, a merger (the "Merger"), in accordance with the terms of Delaware General Corporation Law ("DGCL"), of Purchaser with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions hereof.

        WHEREAS, in order to induce Parent and Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby (the "Transactions"), concurrently with the execution and delivery of this Agreement each of the directors of the Company are executing agreements to tender all of the shares of Company Common Stock owned by such director in the Offer and to vote against certain transactions (the "Stockholder Tender Agreements") in favor of Parent and Purchaser.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE OFFER

        1.1    The Offer.

          (a)   Provided that this Agreement shall not have been terminated in accordance with the provisions of Section 7.1 and that none of the events set forth in Annex A shall have occurred or are continuing, as promptly as reasonably practicable after the date of this Agreement (but in no event more than ten (10) Business Days after the date of this Agreement), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) the Offer.

          (b)   The obligation of Purchaser to accept for payment and to pay for any Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth in Annex A. Purchaser expressly reserves the right to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer not inconsistent with the provisions of this Agreement; provided, however, that without the prior written consent of the Company, (i) the Minimum Tender Condition may not be amended or waived; and (ii) no change may be made that changes the form of consideration to be paid, decreases the Per Share Amount or the number of shares of Company Common Stock sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A, or extends the expiration date of the Offer beyond the Initial Expiration Date (except as provided in (c), below). Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 7.1, the Offer may not be withdrawn prior to the Initial Expiration Date (or any rescheduled expiration date) of the Offer.

          (c)   The Offer shall initially be scheduled to expire twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) thereof (the "Initial Expiration Date"). If, at any then-scheduled expiration date, the conditions to the Offer have not been satisfied or waived (other than conditions which are not capable of being satisfied), Purchaser shall be entitled to extend the Offer for such amount of time as Purchaser reasonably believes is necessary to cause such Offer conditions to be satisfied; provided, however, that Purchaser shall not be entitled to extend the Offer to any date occurring after sixty (60) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the "Outside Date") without the prior written consent of the Company. Notwithstanding anything to the contrary contained in this Agreement (i) Purchaser may, without the consent of the Company or any other Person extend the Offer for any period required by any rule or regulation of the SEC applicable to the Offer, (ii) if, as of the scheduled or extended expiration date, the sole condition remaining unsatisfied is the Minimum Tender Condition, Purchaser shall, upon the written request of the Company, extend the Offer for an additional period of not more than five (5) Business Days (a "Minimum Condition Extension"); provided, however that if, upon expiration of the Minimum Condition Extension, the Minimum Tender Condition has not been met, Purchaser may, without the consent of the Company or any other Person extend the Offer for an additional period of not more than fifteen (15) Business Days; (iii) if, on the Initial Expiration Date, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser shall extend the Offer from time to time until the date of expiration or termination of the applicable waiting period under the HSR Act; and (iv) Purchaser may, without the consent of the Company or any other Person, elect to provide for a subsequent offering period (and one or more extensions thereof) under Rule 14d-11 promulgated under the Exchange Act of not more than twenty (20) Business Days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as so extended), and not withdrawn a number of shares of Company Common Stock, which together with the shares of Company Common Stock then owned by Parent and Purchaser, represent at least ninety percent (90)% of the then outstanding shares of Company Common Stock at the Offer Acceptance Time (including following the exercise of the Merger Option at the Parent or Purchaser's option). Notwithstanding the foregoing, in no event shall Purchaser be required or entitled to extend the Offer pursuant to this Section 1.1(c) to any date occurring after the Outside Date.

          (d)   The Per Share Amount shall, subject to applicable withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for shares of Company Common Stock in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. If the payment of the Per Share Amount in cash (the "Merger Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing the shares of Company Common

  Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

          (e)   As promptly as reasonably practicable on the date of commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock. Parent and Purchaser shall provide the Company and its counsel with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Purchaser to such comments.

          (f)    In accordance with the provisions of Section 8.14, Parent hereby guarantees Purchaser's obligations under this Section 1.1, including without limitation, Purchaser's obligation to pay for any Company Common Stock tendered pursuant to the Offer.

        1.2    Company Action.

          (a)   The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) by unanimous vote of all directors of the Company, determined that this Agreement and the Transactions are fair to and in the best interests of the Company's stockholders, (ii) by unanimous vote of all directors of the Company, approved and adopted this Agreement and the Transactions in accordance with the requirement of the DGCL, (iii) by unanimous vote of all directors of the Company declared that this Agreement is advisable, and (iv) by unanimous vote of all directors of the Company, resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement and approve the Merger (the recommendation of the Company's Board of Directors that the stockholders of the Company accept the Offer and tender their shares of Company Stock pursuant to the Offer and adopt this Agreement and approve the Merger being referred to as the "Company Board Recommendation"). Subject to Section 5.12, the Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents. Further, the Company represents that it has engaged a financial advisor to deliver to the Company's Board of Directors a written opinion that the consideration to be received by the holders of the shares of Company Common Stock pursuant to each of the Offer and the Merger is fair to the holders of the shares of Company Common Stock from a financial point of view (the "Fairness Opinion").

          (b)   As promptly as practicable on the day that the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), the Company shall file with the SEC and disseminate to holders of the shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any exhibits, amendments or supplements thereto, the "Schedule 14D-9") containing the Fairness Opinion (to the extent not withdrawn) and, subject to Section 5.12, the Company Board Recommendation described in Section 1.2(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14D-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of Parent, Purchaser and the Company agree to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC or disseminated to holders of shares of the Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to the holders of the shares of Company Common Stock. The Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

          (c)   Stockholder Lists.    The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Parent and Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common stock as Parent or Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 7.01, shall deliver to the Company all copies of such information then in their possession.

          (d)   Top Up Option.    The Company hereby grants to Purchaser and Parent an irrevocable option (the "Merger Option") to purchase up to that number of newly issued shares of Company Common Stock (the "Merger Option Shares") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Purchaser immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding (after giving effect to the issuance of the Merger Option Shares), as certified by the Company, for consideration per Merger Option Share equal to the Offer Price. The Merger Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Parent or Purchaser as a result of which Parent and Purchaser own at least 80% of the then outstanding shares of Company Common Stock. Notwithstanding the foregoing, the Merger Option (i) shall be exercisable only once and shall in no event be exercisable for a number of shares of Company Common Stock in excess of the Company's then authorized and unissued shares of Common Stock (after taking into account any shares of Company Common Stock reserved for issuance upon exercise of any Company Stock Options or under the Company Purchase Plan then outstanding)

  and (ii) shall not be exercisable to the extent prohibited by any applicable Law or to the extent approval of the Company's stockholders would be required to issue any Merger Option Shares. Parent and Purchaser understand that any Merger Option Shares will not be registered under the Securities Act or any other applicable securities law, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering, and that any certificates representing the Merger Option Shares may include any legends required by applicable securities laws. In the event that Parent or Purchaser wish to exercise the Merger Option, Purchaser shall give the Company one (1) Business Day's written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent and Purchaser following consummation of the Offer and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying the number of Merger Option Shares. At the closing of the purchase of the Merger Option Shares, the portion of the purchase price owed upon exercise of the Merger Option that equals the product of (i) the number of shares of Shares purchased pursuant to the Merger Option, multiplied by (ii) the Offer Price, shall be paid to the Company, at the election of Parent and Purchaser, in cash (or by wire transfer or cashier's check).

        1.3    Directors.

          (a)   Effective upon the acceptance of and payment for at least sixty-five percent (65%) of the outstanding shares of Company Common Stock on a fully-diluted basis (the "Offer Acceptance Time"), Parent shall be entitled to designate the number of directors on the Company's Board of Directors reflecting Purchaser's proportional ownership. The Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company shall also cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) on (i) each committee of the Board, and (ii) each Board of Directors of each Subsidiary of the Company (and each committee thereof) as the number of directors designated by Parent represents on the Company's Board of Directors.

          (b)   The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

ARTICLE II

THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions set forth Article VI, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company.

        2.2    Closing; Effective Time.    The consummation of the Merger (the "Closing") shall take place at the offices of DLA Piper US LLP at 203 N. LaSalle Street, Suite 1900, Chicago, Illinois 60601, at 10:00 a.m. local time on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

        2.3    Effect of the Merger.    As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.4    Certificate of Incorporation; By-laws.

          (a)   At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b)   Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

        2.5    Directors and Officers.    The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and except with respect to the Chief Executive Officer of the Company, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

        2.6    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Purchaser:

          (a)   Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b)   Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Purchaser or any Subsidiary of the Company, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefore (the "Cancelled Shares").

          (c)   (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock received pursuant to Section 2.6(a), Cancelled Shares, and any Dissenting Shares), shall be converted into the right to receive the Merger Consideration, without interest.

             (ii)  As of the Effective Time, all shares of Company Common Stock (including Cancelled Shares and any Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder, if any, of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") (or effective affidavits of loss in lieu thereof) or non-certificated shares of Company Common Stock represented by book-entry ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right (other than with respect to Cancelled Shares and any Dissenting Shares) to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.8(b),without interest.

        2.7    Employee Stock Options, Restricted Stock and Company Purchase Plan.

          (a)   Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the Company's Stock Option Plans, as amended through the date of this Agreement, (ii) provide that each holder of an outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall receive the Option Consideration in full satisfaction of such Company Stock Option, and (iii) cancel as of the Effective Time each Company Stock Option that is outstanding and unexercised at the Effective Time in exchange for the payment of the Option Consideration for such Company Stock Option. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time and that has an exercise price per share of Company Common Stock that is less than the Merger Consideration, whether or not vested or exercisable, shall be entitled (subject to the provisions of this Section 2.7) to be paid by the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) with respect to each share of Company Common Stock subject to the Company Stock Option equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option (the "Option Consideration"). Any such payment shall be subject to all applicable federal, state and local Tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act. Prior to the Effective Time, Parent shall cause to be wired to an account designated by the Company an amount sufficient to enable the Company to make the payments of the Option Consideration required pursuant to this Section 2.7.

          (b)   At the Effective Time, each share of Company Common Stock subject to vesting requirements or other restrictions under the Company Stock Option Plans which is outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration on the same terms as any other share of Company Common Stock without regard to any such vesting requirements or other restrictions, which shall lapse as of the Effective Time.

          (c)   Promptly upon execution of this Agreement, the Company shall, subject to applicable Law, take such action as is necessary to suspend purchases of Company Common Stock under the Company Purchase Plan; provided, however, that purchases of Company Common Stock under the Company Purchase Plan may be completed with respect to any payroll deductions made prior to the date of the Agreement. At the Effective Time, the Company shall, subject to applicable Law, take all necessary action to cause the Company Purchase Plan to be terminated in accordance with its terms.

        2.8    Exchange of Certificates; Stock Transfer Books.

          (a)   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the benefit of the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock immediately prior to the Merger, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.6(c) (other than Company Common Stock received pursuant to Section 2.6(a) and the Excluded Shares). The Paying Agent shall also act as the agent for the Company's stockholders for the purpose of holding the Certificates, if any, and shall obtain no rights or interests in the shares represented by such Certificates. Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in short term investments in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's or a combination thereof as directed by Parent or the Surviving Corporation; provided that Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.

          (b)   Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest, and any declared and unpaid dividends to which the holder of such Certificate is entitled.

          (c)   The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of

  Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.8(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the making by such Person of an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

          (e)   At any time following the six (6) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been delivered to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)   Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person who was a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        2.9    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, each such share of Company Common Stock shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.8(g)). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        2.10    Further Action.    If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Purchaser that except as set forth in the disclosure schedule delivered by the Company to Parent and Purchaser immediately prior to the execution of this Agreement (the "Company Disclosure Schedule"):

        3.1    Organization, Standing and Corporate Power.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company ("Company Material Adverse Effect"). For purposes of this Agreement, "Material Adverse Effect" shall mean, with respect to any party, any change, event, development or occurrence that has a material adverse effect on (A) the ability of such party to timely consummate the Transactions or (B) the results of operations, financial condition or assets of such party and its Subsidiaries taken as a whole, other than changes, events, developments or occurrences arising out of, resulting from or attributable to (i) changes in conditions in the United States or the capital or financial or markets or the world economy generally, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, does not have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole, relative to the Company's industry peers, or (iii) the negotiation, announcement, pendency, execution, performance or consummation of this Agreement or the Transactions and the identity of Parent and Purchaser, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees (including any failure to obtain any consent or waiver listed in Schedule 3.3(c) of the Company Disclosure Schedule).

          (b)   Exhibit 21 of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, together with Schedule 3.1(b) of the Company Disclosure Schedule, sets forth a true and complete list of each of the Company's Subsidiaries, as of the date hereof. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company's Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary are owned directly or indirectly by the Company free and clear of liens, pledges, security interests and transfer restrictions or other encumbrances ("Liens"), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and other applicable securities Laws. The Company does not own of record or beneficially (within the meaning of Rule 13d-3 of the Exchange Act), any material equity or similar interest in, or any material interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

          (c)   The Company has made available to Parent and Purchaser prior to the date hereof (i) complete and correct copies of the articles or certificate of incorporation and bylaws (or similar charter documents) of the Company and each of its Subsidiaries, as amended to the date of this Agreement (the "Company Charter Documents") and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company's stockholders, the Company's Board of Directors and each committee of the Company's Board of Directors held since January 1, 2007 through the date hereof, other than any part of such minutes for a meeting of the Company's Board of Directors after November 29, 2007, covering the contemplated Transactions with Parent and Purchaser or any other Acquisition Proposal. The Company Charter Documents are in full force and effect. Neither the Company nor any or its Subsidiaries is in violation of any of the provisions of the Company Charter Documents.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock par value $0.04 per share and 500,000 shares of preferred stock, par value $0.04 ("Company Preferred Stock"). At the close of business on December 31, 2007, (i) 12,336,695 shares of Company Common Stock were issued and outstanding, (ii) 90,560 shares of Company Common Stock were held by the Company in its treasury, (iii) except for shares of the Company's capital stock issuable upon exercise of Company Stock Options under the Company Stock Option Plans or under the Company Purchase Plan, no shares of the Company's capital stock, voting securities or other ownership interests were reserved for issuance for the types of arrangements described in Section 3.2(b), and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable, subject to the personal liability which may be imposed on stockholders for former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL") for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed), and free of preemptive and similar rights in favor of third parties. Except as set forth in Schedule 3.2(a) of the Company Disclosure Schedule, since June 30, 2007, the Company has not issued, or entered into any agreement or arrangement to issue, any shares of its capital stock, or entered into any agreement or arrangement to issue securities convertible into or exchangeable or exercisable for any shares of its capital stock. All dividends on the Company Common Stock that have been declared or have accrued prior to the date hereof have been paid in full to the Company's paying agent.

          (b)   Except for the Company Stock Options, the Company Purchase Plan or as set forth in Schedule 3.2(b) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or transfer, any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the Company or any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the market price or value of any securities of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.2(b) of the Company Disclosure Schedule, there are no (i) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries or (ii) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation or commitment to provide financing to or make any debt or equity investment in any entity other than wholly-owned Subsidiaries of the Company.

        3.3    Authority; Noncontravention; Voting Requirements.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval, if such approval is required by the Company Charter Documents or by Law. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

          (b)   The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) approved and adopted this Agreement and approved the Transactions, including the Merger, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of, the stockholders of the Company, (iii) consented to the public disclosure of this Agreement and the Transactions in accordance with the terms and provisions of the Mutual Non-Disclosure Agreement, dated as of December 13, 2007, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement") and (iv) resolved to, subject to Section 5.12 hereof, recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock to Purchaser pursuant to the Offer and, if applicable, grant the Company Stockholder Approval and submit this Agreement to the stockholders of the Company for approval and file with the SEC each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Transactions, including the Schedule 14D-9 and the proxy or information statement, if any, (the "Company Disclosure Documents"), as required by Law.

          (c)   Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 (and, in the case of the consummation of the Merger, the Company Stockholder Approval) are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective assets, properties or rights, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation, modification or acceleration under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other instrument or agreement (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of their assets, properties or rights are bound or (z) result in the creation of any Lien upon any of the assets, properties or rights of the Company or any of its Subsidiaries other than Permitted Liens, except, in the case of clause (ii), for such violations, defaults, rights or Liens, as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Schedule 3.3(c) of the Company Disclosure Schedule.

          (d)   The affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at the Stockholders' Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement and the Merger (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement and the Transactions and the Company Stockholder Approval is not required if in the Offer Purchaser obtains at least ninety percent (90%) of the outstanding shares of Company Common Stock.

        3.4    Governmental Approvals.    Except for (i) the filing with the SEC of any Company Disclosure Documents and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of the American Stock Exchange ("AMEX"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.5    Company SEC Documents; Undisclosed Liabilities.

          (a)   The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all required registration statements, reports, schedules, forms, certifications and other documents with the Securities and Exchange Commission (the "SEC") since December 31, 2004 (collectively, and in each case including all exhibits and schedules thereto and financial statements contained in, and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the Offer Acceptance Time, will comply, in all material respects with the requirements of the Exchange Act and the Securities Act and all other federal securities Laws applicable to such Company SEC Documents, and none of the Company SEC Documents as of their respective dates contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent prior to the date hereof copies of all correspondence between the SEC and the Company or any Company Subsidiary, since December 31, 2004 until the date hereof. As of the date of this Agreement, there are no material outstanding or unresolved comments from the SEC staff with respect to the Company SEC Documents.

          (b)   The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and stockholders' equity (when required to be included in any such Company SEC Document) for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

          (c)   Neither the Company nor any of its Subsidiaries has any liabilities, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due, whether or not known, of a nature that are required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2007 (the "Balance Sheet Date") (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as expressly contemplated by this Agreement or set forth in the Company Disclosure Schedule or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d)   The Company has established and maintains effective internal control over financial reporting (and, except as disclosed in the Company SEC Documents, since December 31, 2004 has had no material weaknesses with respect to its internal control over financial reporting) and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded and reported to the Company's principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's outside auditors and the audit committee of the Company's Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. Any written notifications the Company has received of a "reportable condition" or "material weakness" (each as defined in the Statement of Auditing Standards No. 60, as in effect on the date hereof) in the Company's internal control over financial reporting have been made available to Parent prior to the date hereof.

        3.6    Absence of Certain Changes.    Except as set forth in Schedule 3.6 of the Company Disclosure Schedule, since the Balance Sheet Date, (a) the Company, together with its Subsidiaries, has carried on and operated its businesses in all material respects in the ordinary course of business consistent with past practice, (b) there have not been any events, changes, conditions, developments or occurrences that, individually or in the aggregate, have had or would be reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would constitute a breach of Section 5.1 hereof.

        3.7    Legal Proceedings.    Except as set forth in Schedule 3.7 of the Company Disclosure Schedule, here is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, action or, to the Knowledge of the Company, any pending investigation against the Company or any of its Subsidiaries (or any of their respective assets or properties), nor is there any injunction, order, writ, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect or, as of the date hereof, that challenges or relates to, or would prevent, materially delay or impair the consummation of, the proposed sale of the Company, this Agreement or any of the Transactions.

        3.8    Compliance With Laws; Permits.    The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries or any of their respective properties and assets, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), except where the failure to hold the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable listing and corporate governance rules and regulations of the AMEX.

        3.9    Information Supplied.

          (a)   Each Company Disclosure Document filed or required to be filed with the SEC for use in connection with the solicitation of proxies from the Company's stockholders in connection with the Merger and the Stockholders' Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.9(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Purchaser specifically for use therein.

          (b)   (i) Any Company Disclosure Document required to be mailed to stockholders of the Company, as supplemented or amended, if applicable, at the time such Company Disclosure Documents or any amendment or supplement thereto is first mailed to stockholders of the Company and, with respect to any Company Disclosure Document used in connection with the solicitation of proxies from the Company's stockholders in connection with the Merger and the Stockholders' Meeting, at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto with the SEC and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Purchaser specifically for use therein.

          (c)   The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        3.10    Tax Matters.    Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Schedule 3.10 of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid and all Taxes payable (whether or not actually shown on such Tax Returns) have been adequately reserved for in the Company SEC Documents; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved in the financial statements included in the Company SEC Documents in accordance with GAAP; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice of threatened or proposed audit or proceeding has been received; (v) there are no Liens for Taxes other than Permitted Liens upon any assets of the Company or any of its Subsidiaries and (vi) since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

        3.11    Employee Benefits and Labor Matters.

          (a)   Schedule 3.11(a) of the Company Disclosure Schedule lists (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and (ii) all employment, consulting, and severance plans and agreements and all bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, vacation, salary continuation, profit-sharing, fringe benefit, life insurance and other similar plans, programs, and agreements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ((i) and (ii) collectively, the "Company Plans").

          (b)   The Company has made available to Parent prior to the date hereof, with respect to each Company Plan (if applicable), a correct and complete copy of the most recent (i) document constituting the Company Plan or, with respect to any such Company Plan that is not in writing, a written description thereof, and any modifications thereto, (ii) annual report on Form 5500, including all schedules thereto, (iii) summary plan description for each Company Plan and any modifications thereto, (iv) trust agreement and insurance or group annuity contract, (v) annual report, financial statement and/or actuarial report, and (vi) determination letter or, for a prototype plan, an opinion letter from the Internal Revenue Service.

          (c)   Each Company Plan has been established, maintained and funded in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and, to the Knowledge of the Company, the terms of each Company Plan are in material compliance with all such applicable Laws.

          (d)   All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans or applicable Laws have been timely made. Other than routine claims for benefits, there are no actions pending, or to the Knowledge of the Company, threatened with respect to any Company Plan that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.

          (e)   Each Company Plan that is intended to qualify under Section 401 of the Code (i) has received a favorable determination letter to such effect or, for a prototype plan, an opinion letter and (ii) to the Knowledge of the Company, no facts, circumstances or events have occurred since the date of the most recent determination letter or application therefor relating to any such Company Plan that, individually or in the aggregate, have caused or could reasonably be expected to cause the loss of such qualification or, for an opinion letter, would cause the opinion letter to be invalid.

          (f)    None of the Company Plans is subject to Title IV of ERISA or is a multi-employer plan or a multiple employer plan described in Section 3(37) or Section 4063/4064, respectively, of ERISA, and neither the Company nor any of its Subsidiaries to its and their Knowledge has any obligation to contribute to any such multi-employer plan or has any withdrawal liability associated with any such multi-employer plan. There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.

          (g)   There are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints within the past three (3) years, that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters and has not engaged in any unfair labor practices or similar prohibited practices except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (h)   Neither the Company nor any of the Subsidiaries is a party to or is bound by any labor or collective bargaining agreement, and, as of the date hereof and to the Knowledge of the Company, there is no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries.

          (i)    Except as set forth in Schedule 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former director, individual who is an independent contractor or employee of the Company or its Subsidiaries, (ii) increase the amount or value of any benefits or compensation otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement that obligates the Company or any of its Subsidiaries to make a gross-up payment to any employee of the Company or any of its Subsidiaries for any Tax imposed by Section 4999 of the Code.

          (j)    On or prior to the date hereof, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has (i) approved each Company Plan pursuant to which consideration is payable to any officer, director or employee (each, a "Company Compensation Arrangement") as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other action necessary to satisfy the requirements of the non exclusive safe harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act. The Company's Board of Directors has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, "independent directors" as defined in the listing standards of AMEX.

        3.12    Environmental Matters.

          (a)   Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws (as defined below), (ii) there is no notice of violation, investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any notice of, or entered into, any order, settlement, judgment, injunction or decree (or has agreed to perform or entered into any contractual obligation with a reasonable likelihood of requiring a material payment) involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws and (iv) no Hazardous Materials have been released at, on, above, under or from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, nor are there any conditions or circumstances at any properties currently or formerly owned, leased or operated by the Company that have or could reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law. The Company and its Subsidiaries are in possession of all Environmental Permits required for the operation of their current business and are in compliance with all of the requirements and limitations included in such Environmental Permits other than Environmental Permits which the failure to possess or such non-compliance as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b)   Copies of all material environmental and health and safety reports or assessments or other material communications or documentation concerning environmental, health and safety matters in the Company's possession, as of the date hereof, relating to the Company and any of its Subsidiaries and any real property owned, operated or leased by the Company or any of its Subsidiaries, have been made available to Parent prior to the date hereof, to the extent any of the issues identified in any such reports, assessments or other communications or documentation could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

        3.13    Properties.

          (a)   Schedule 3.13 of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (the "Owned Real Property") and for each parcel of Owned Real Property, identifies the correct street address (including business unit, if applicable) of such Owned Real Property. There is no default under any restrictive covenants, restrictions and conditions affecting the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, restrictions or conditions, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company's or any of its Subsidiaries' present use, enjoyment and marketability of each such parcel of the Owned Real Property.

          (b)   Schedule 3.13 of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has the right to use or occupy (collectively, including the improvements thereon, the "Leased Real Property"), and for each Leased Real Property, identifies the correct street address (including business unit, if applicable) of such Leased Real Property. True and complete copies of all agreements (including all material written modifications, amendments, supplements, waivers and side letters thereto) under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date of this Agreement have been made available to Parent prior to the date hereof.

          (c)   The Company and/or its Subsidiaries have good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear, in each case, of all Liens other than Permitted Liens, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company's or any of its Subsidiaries' present use, enjoyment and marketability of each such parcel of Owned Real Property or Leased Real Property.

          (d)   Other than the Real Property Leases, none of the Owned Real Property or the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company's or any of its Subsidiaries' present use, enjoyment and marketability of each such parcel of Owned Real Property or Leased Real Property.

          (e)   Each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company's or any of its Subsidiaries' leasehold interest in a parcel of Leased Real Property.

          (f)    There does not exist any violations of building codes or pending condemnation or eminent domain proceedings that affect any Owned Real Property or, to the Knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the Knowledge of the

  Company, any threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company's or any of its Subsidiaries' present use, enjoyment and marketability of each such parcel of Owned Real Property or Leased Real Property.

          (g)   The buildings and improvements on the Owned Real Property and the Leased Real Property are in good condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (h)   The Company and each of its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in, all tangible personal property used in the business of the Company and each of its Subsidiaries, respectively, and all such tangible personal property is owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens or as set forth in Schedule 3.13(h) of the Company Disclosure Schedule, or is leased under a valid and subsisting lease, and in any case, is in good working order and condition, ordinary wear and tear excepted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.14    Brokers and Other Advisors.    Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        3.15    Contracts.    Schedule 3.15 of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement of all Contracts (other than purchase orders and invoices) to which the Company or any of its Subsidiaries is a party:

          (a)   which is a joint venture, partnership or other similar agreement involving co-investment with a third party;

          (b)   under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed indebtedness for borrowed money, or any capitalized lease obligation, or any agreement under which it has granted a Lien on any of its assets, tangible or intangible (but with a value in excess of $100,000), or any currency or interest rate swap, collar or hedge agreement;

          (c)   whereby the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any Person in excess of $100,000;

          (d)   that contains a minimum purchase requirement for the Company and its Subsidiaries to purchase during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have purchased during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $100,000 of goods and/or services on an annual basis;

          (e)   that contains a minimum supply commitment for the Company and its Subsidiaries to sell during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have sold during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $100,000 of goods and/or services on an annual basis;

          (f)    that contains covenants restricting or limiting the ability of the Company, any of its Subsidiaries or any of their Affiliates (including, without limitation, Parent or any of its Affiliates from and after the consummation of the Offer or the Closing) to compete in any business or with any person or in any geographic area;

          (g)   that contemplates any transaction(s) outside the ordinary course of business by the Company or any of its Subsidiaries and/or shares of the Company held by its Affiliates, including letters of intent, confidentiality, non-solicitation and other similar agreements or arrangements, other than any such confidentiality agreement entered into after November 29, 2007 with respect to any potential Acquisition Proposal;

          (h)   that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, where the contingent rights or obligations reasonably would be expected to exceed $100,000;

          (i)    to which any agency or department of the United States federal government is a counterparty;

          (j)    for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

          (k)   that involve the use of Intellectual Property by the Company and its Subsidiaries and which require annual license or royalty payments in excess of $100,000;

          (l)    with customers, manufacturers, distributors, dealers, manufacturer's representatives or sales agents with whom the Company deals which involved the receipt or payment whether contingent or otherwise, by or to the Company of more than $250,000 in fiscal year 2007; or

          (m)  that grants any third party a power of attorney to act for or on behalf of the Company or any of its Subsidiaries or Affiliates.

The Company has made available to Parent prior to the date hereof a true and correct copy of each such Contract required to be listed in Schedule 3.15 of the Company Disclosure Schedule. Each Contract required to be so listed is valid and binding on the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, on each counterparty and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches and defaults set forth on Schedule 3.15 of the Company Disclosure Schedule or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.16    Intellectual Property Matters.    Except as set forth in Schedule 3.16 of the Company Disclosure Schedule and except for those matters which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) (i) the Company and each of its Subsidiaries owns, or is licensed to use, and on the Closing Date shall own or be licensed to use, (in each case, free and clear of any Liens, other than Permitted Liens or as set forth in Schedule 3.16 of the Company Disclosure Schedule) all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted by it and (ii) reasonable measures have been and continue to be taken to protect the proprietary nature of the Intellectual Property and to prevent disclosure and preserve secrecy of any trade secrets of the Company and its Subsidiaries; (b) (i) the issued patents, trademark registrations and copyright registrations for such Intellectual Property are valid and in full force and effect; (ii) there are no pending or, to the Knowledge of the Company, threatened actions or legal or administrative proceedings, including without limitation oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings, challenging the validity or ownership of such Intellectual Property by the Company or its Subsidiaries,

or the right of the Company or its Subsidiaries to use such Intellectual Property; (iii) to the Knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property; (iv) no Person is challenging in writing or, to the Knowledge of the Company, infringing upon or otherwise violating any Intellectual Property owned or licensed by the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened claim with respect to any Intellectual Property owned or licensed by the Company or its Subsidiaries and, to the Knowledge of the Company, no Intellectual Property owned or licensed by the Company or its Subsidiaries is being used or enforced or is failing to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (vi) there are no agreements with any Person or any outstanding judgments, injunctions, orders or decrees that limit the scope, ownership, registration or use of the Intellectual Property by the Company and its Subsidiaries; and (vii) no Person has any rights to any of the Intellectual Property owned by (and not licensed to) the Company or any of its Subsidiaries. For the purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, logos, domain names, trade dress and other indications of source or origin, the goodwill associated with the foregoing and the registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, technology, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction, and registrations or applications for registration of copyrights in any jurisdictions, and any renewals or extensions thereof.

        3.17    Insurance.    Schedule 3.17 of the Company Disclosure Schedule sets forth (i) a list of the material policies of insurance currently maintained by the Company or any of its Subsidiaries (including any material policies of insurance maintained for purposes of providing benefits such as workers' compensation and employers' liability coverage) pursuant to which the Company or any of its Subsidiaries is a named insured or is otherwise a beneficiary and (ii) a list of all material claims currently pending under such policies of insurance (including with respect to insurance obtained but not currently maintained). Except for those matters that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) all such policies are in full force and effect and cover the assets and risks of the Company and its Subsidiaries in a manner consistent with customary practices of companies engaged in businesses and operations similar to those of the Company and its Subsidiaries and (ii) all premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel has been received by the Company or any of its Subsidiaries with respect to such policies.

        3.18    Inventory.    All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary reserves and allowances (including for spoilage, damage and outdated and excess items) in accordance with GAAP and consistent with past practice, which items have been written off or written down to fair market value or for which adequate reserves have been provided in the Company's audited financial statements as of and for the period ended June 30, 2007 (the "Financial Statements"). All inventories have been priced consistent with past practice or market. Except as disclosed in the notes to the Financial Statements, all items included in the inventory of the Company and its Subsidiaries are owned by the Company or its Subsidiaries, free and clear of any and all Liens, other than Permitted Liens or as set forth in Schedule 3.18 of the Company Disclosure Schedule, and are not held by the Company and its Subsidiaries on consignment from others.

        3.19    Accounts Receivable.    All accounts receivable of the Company reflected on the Financial Statements arose from bona fide sales transactions in the ordinary course of business. The Company has good title to all of its accounts receivable free and clear of any Liens, other than Permitted Liens or as set forth in Schedule 3.19 of the Company Disclosure Schedule.

        3.20    Ethical Practices.    Except as permitted under applicable Law, neither the Company nor any of its Subsidiaries has offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person's influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with any Governmental Authority.

        3.21    Related Party Transactions.    Except to the extent disclosed in the Company SEC Documents and the Company Disclosure Schedule, there are and have been no transactions, agreements, arrangements or understandings involving the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        3.22    Customers and Suppliers.    Schedule 3.22 of the Company Disclosure Schedule contains a true and complete list of the ten (10) largest customers and suppliers (based upon the dollar amount of purchases or sales, as applicable) of each of the Company and its Subsidiaries, taken as a whole, during the fiscal year ended June 30, 2007. From such date until the date hereof, no customer or supplier listed on Schedule 3.22 has notified the Company in writing of its intent to decrease the amount of business that it does with the Company by more than twenty-five percent (25%).

        3.23    Standstill Agreements.    Prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into, terminated, waived or amended any standstill agreement with any third party relating to an Acquisition Proposal.

        3.24    Stockholders Rights Plan.    The Board of Directors of the Company has amended that certain Amended and Restated Rights Agreement, dated March 27, 2007 between the Company and LaSalle Bank National Association (as the Rights Agent) (the "Rights Agreement") to provide that (i) so long as this Agreement has not been terminated pursuant to Section 7.1, Section 13 of the Rights Agreement will not be triggered by the Transactions, and (ii) that the Rights Plan shall automatically terminate as of the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

        4.1    Organization and Standing.    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own or lease all of its properties and assets, to carry on its business as it is now being conducted, to enter into and perform this Agreement and to carry out the Transactions.

        4.2    Authority for Agreement.    Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Purchaser and Parent of this Agreement, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution, delivery and performance by each of them of this Agreement and the consummation by each of them of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against each of them in accordance with its terms, except for application of the Bankruptcy and Equity Exception.

        4.3    No Conflict.    Neither the execution, delivery and performance of this Agreement by Parent and Purchaser nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate the certificate or articles of incorporation or bylaws (or other charter documents) of Parent or Purchaser, (ii) conflict with or violate any Law, judgment, writ, injunction or decree applicable to Parent or Purchaser or any of their respective Subsidiaries or by which any property or asset of Parent or Purchaser or their respective Subsidiaries is bound or affected or the organizational documents of any of such Subsidiaries (other than the Company and its Subsidiaries), or (iii) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser or their respective Subsidiaries under the terms of any Contract to which Parent or Purchaser or their respective Subsidiaries is a party or by which Parent or Purchaser or their respective Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of their respective obligations under this Agreement or the consummation of the Transactions.

        4.4    Required Filings and Consents.    The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" Laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for any required filings, notifications, approvals or consents under applicable foreign competition or antitrust laws and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of any of their respective obligations under this Agreement or the consummation of the Transactions.

        4.5    Brokers.    No broker, finder or investment banker is entitled to any brokerage finder's or other fee or commission payable by the Company in connection with this Agreement and the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

        4.6    Purchaser Actions.    Purchaser was formed solely for the purpose of engaging in the Transactions. As of the date hereof and as of the Effective Time, all of the outstanding capital stock of Purchaser is or will be owned directly by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with incorporation or organization and the Transactions, Purchaser has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any person, which would, individually or in the aggregate, impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or prevent consummation of the Transactions.

        4.7    Financing.    Parent and Purchaser collectively will have at the Initial Expiration Date, at the closing of the Offer or at the Effective Time, as the case may be, sufficient immediately available funds in cash to acquire all of the shares of Company Common Stock validly tendered in the Offer and not withdrawn, to acquire all outstanding shares of Company Common Stock in the Merger, to perform Parent's and Purchaser's obligations hereunder and to pay the related fees and expenses.

        4.8    Information Supplied.

          (a)   The Schedule TO and each Offer Document or other document filed or required to be filed by Parent or Purchaser with the SEC for use in connection with the Offer or the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.8(a) will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Purchaser in writing by the Company specifically for use therein.

          (b)   (i) Each Offer Document or other document required to be distributed or disseminated to the stockholders of the Company by Parent or Purchaser in connection with the Offer or the Merger, or any supplement or amendment thereto, at the time of any distribution or dissemination, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8(b) will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Purchaser in writing by the Company specifically for use therein.

          (c)   The information with respect to Parent or Purchaser or any of their Subsidiaries that Parent or Purchase furnishes to the Company in writing specifically for use in the Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents, at the time of any distribution or dissemination of the Company Disclosure Documents, at the time of the consummation of the Offer and at the time of the Stockholders' Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        4.9    Ownership of Company Common Stock.    As of the date of this Agreement, (a) neither Parent, Purchaser nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock, and (b) there are no voting trusts or other agreements, arrangements or understandings to which Parent, Purchaser or any of their respective Subsidiaries is a party with respect to the voting of the Company Common Stock, nor are there any agreements, arrangements or understandings to which Parent, Purchaser or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Company Common Stock (other than the Stockholder Tender Agreements). Prior to the Company Board of Directors approving this Agreement and the Transactions for purposes of the applicable provisions of the DGCL, neither Parent or Purchaser, alone or together with any other person, was at any time, or became, an "interested shareholder" thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or the Transactions.

        4.10    No Vote of Parent Stockholders.    No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate or articles of incorporation or bylaws (or other charter documents) of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

ARTICLE V

COVENANTS

        5.1    Conduct of the Business.

          (a)   The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement or unless Parent shall otherwise consent in writing, (i) the businesses of the Company shall be conducted only in the ordinary course of business and in a manner consistent with prior practice, and (ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers and employees of the Company and to maintain existing relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

          (b)   Without limiting the generality of the foregoing, the Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without prior written consent of Parent which shall not be unreasonably withheld, (i) amend the Company Charter Documents; (ii) subject to the provisions of Section 5.9 and except as set forth on Schedule 5.1 of the Company Disclosure Schedule, enter into any agreements relating to the acquisition of any part of the assets or capital stock of the Company or any Subsidiaries outside the ordinary course of business; (iii) declare, set aside for payment or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends or other distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (iv) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) repurchase or otherwise acquire or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock; (vi) issue, deliver, grant, sell or dispose of, or authorize or propose the issuance, delivery, grant, sale or disposition of, any shares of its capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any such shares of its capital stock, or any rights, warrants, options or any other agreements of any character to acquire any such shares or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement under the Company Stock Option Plans or the Company Purchase Plan; or (vii) make any commitment to take any of the actions prohibited by this Section 5.1.

        5.2    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure by such party (or Purchaser, in the case of Parent) in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.3    Further Action; Reasonable Best Efforts.    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger.

Without limiting the foregoing, each of the parties shall use its reasonable best efforts to (a) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date of this Agreement, (b) comply at the earliest practicable date with any request under or with respect to the HSR Act for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Transactions and (c) reasonably coordinate and cooperate with each other party in the making of any applications or filings (including furnishing any information the other party may require in order to make any such application or filing), or obtaining any approvals, required in connection with the Transactions under the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Parent and the Surviving Corporation shall use their reasonable best efforts to take all such action.

        5.4    Stockholders' Meeting; Proxy Statement.

          (a)   If required by the DGCL in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company Certificate of Incorporation and Company Bylaws, (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the adoption of this Agreement and the approval of the Merger (the "Stockholders' Meeting"), (ii) file a proxy or information statement with the SEC in accordance with the Exchange Act (the "Proxy Statement") and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC, and (iii) include in the Proxy Statement (A) the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement; provided that such recommendation may be withdrawn, modified or amended to the extent the Company Board determines that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law (as determined by the Company Board in good faith after consultation with counsel), and (B) the Fairness Opinion (to the extent not withdrawn). The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement shall not, at the time of mailing thereof and at the time of the Stockholders' Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Purchaser and the Company shall also take any action required to be taken under Blue Sky Laws or state securities laws in connection with the Merger. Parent, Purchaser and the Company shall cooperate with each other in taking such action and in the preparation of the Proxy Statement. Parent and its counsel shall be given reasonable opportunity to review the Proxy Statement and any amendments thereto prior to dissemination of the Proxy Statement to holders of shares of Company Common Stock. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt thereof. The Company shall provide Parent and its counsel with a reasonable opportunity, to the extent practicable, to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement. At the Stockholders' Meeting, Parent and Purchaser shall cause any shares of Company Common Stock acquired by Purchaser in the Offer to be voted in favor of the approval and adoption of this Agreement and the Merger.

        5.5    Indemnification.

          (a)   It is understood and agreed that all rights to indemnification by the Company and its Subsidiaries now existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company (or any Subsidiary thereof) and each person who served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case determined as of the Effective Time (each an "Indemnified Party"), as provided in the Company's Certificate of Incorporation or the Company's Bylaws or in the certificate or articles of incorporation or bylaws (or other charter documents) of the applicable Subsidiary of the Company or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and shall continue in full force and effect for a period of at least six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

          (b)   Parent shall, and shall cause the Surviving Corporation to, from and after the Effective Time, indemnify and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to all acts and omissions, or alleged acts or omissions, occurring on or before the Effective Time, whether commenced, asserted or claimed prior to, at or after the Effective Time, that are based on or arise out of the Indemnified Party's service as a director or officer of the Company (or any Subsidiary thereof) or, at the request of the Company, as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including all acts or omissions in connection with this Agreement and the Transactions, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent and the Surviving Corporation shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted under applicable law and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Parent and the Surviving Corporation shall not be obligated pursuant to this Section 5.5 to pay the fees and disbursements of more than one counsel (together with local counsel) for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

          (c)   Parent and the Surviving Corporation shall cause to be maintained in effect for six (6) years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any of the insured persons) with respect to matters or events occurring at or prior to the Effective Time to the extent available; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend an amount per year in excess of 200% of the current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to cause to be obtained a policy with the greatest coverage available for a cost not exceeding such amount.

          (d)   The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or otherwise. The provisions of this Section 5.5 shall survive the consummation the Merger and expressly are intended to benefit each of the Indemnified Parties.

          (e)   The obligations under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.5 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5 and shall be entitled to enforce the covenants contained herein).

          (f)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.5.

        5.6    Public Announcements.    Parent and the Company shall jointly make a mutually agreed press release (the "Press Release") with respect to the Transactions and this Agreement promptly upon execution and delivery of this Agreement, and the Company shall file a Form 8-K with the SEC containing a copy of such press release and this Agreement. Parent and the Company shall consult with each other before issuing any other press release or otherwise making any other public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

        5.7    Control of Litigation.    Parent and the Company will consult with respect to any action by any third party to restrain or prohibit otherwise oppose the Offer, the Merger or the Transactions or any Stockholder Tender Agreement and, subject to Section 5.9, shall use their reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Offer, the Merger or the Transactions or any Stockholder Tender Agreement. Parent may participate in (but not control) the defense of any litigation against the Company and its directors or officers relating to the Transactions or any Stockholder Tender Agreement at Parent's sole cost and expense; provided, however, that without Parent's prior written consent, not to be unreasonably withheld, the Company shall not enter into or agree to any settlement, compromise, admission or acknowledgment of the validity of any such litigation matter if such settlement, compromise, admission or acknowledgement would impose injunctive or other non-monetary relief or other duties or obligations on the Company and its Subsidiaries that would have a Company Material Adverse Effect or would continue following the Effective Time and; provided further, that without Parent's prior written consent, not to be unreasonably withheld, the Company shall not enter into or agree to any settlement, compromise, admission or acknowledgment of the validity of any such litigation matter if such settlement, compromise, admission or acknowledgement would result in a payment obligation by or on behalf of the Company or any of its Subsidiaries of more than $500,000. The Company may participate in (but not control) decisions relating to any antitrust agency investigation or litigation relating to the Offer, the Merger or the Transactions. Subject to the other provisions of this Agreement, Parent will have sole power to negotiate and settle any antitrust agency challenge.

        5.8    Limitation on Purchase of Shares.    Prior to the Effective Time, Parent and its Affiliates will not purchase or otherwise acquire the beneficial ownership of any shares of Company Common Stock except pursuant to the Offer or the Merger.

        5.9    No Solicitation.

          (a)   Unless and until this Agreement shall have been terminated pursuant to Section 7.1 the Company shall not directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL) or take any action designed to, or which could reasonably be expected to, facilitate any Acquisition Proposal or the making thereof, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would be reasonably likely to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry or indication of interest that would be reasonably expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding the foregoing, this Section 5.9(a) shall not prohibit prior to the Offer Acceptance Time the Company from furnishing information regarding the Company to, or entering into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal submitted to the Company by such Person (and not withdrawn) that the Board of Directors of the Company determines in good faith, after consultation with the Company's outside legal counsel, constitutes or is reasonably likely to constitute a Superior Proposal if (1) the Company shall not have breached any of the provisions set forth in this Section 5.9, (2) at least 24 hours prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement, and (3) prior to or substantially concurrent with furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Notwithstanding the foregoing, nothing contained in this Section 5.9(a) shall prohibit the Company or the Company's Board of Directors from (x) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from issuing a "stop, look and listen" statement pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (y) making any disclosure to its stockholders if the Company's Board of Directors concludes in good faith, after consultation with the Company's outside legal counsel, that the failure of the Company's Board of Directors to make such disclosure would be in breach of its fiduciary duties under applicable Law.

          (b)   The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal) advise Parent orally and in writing of any such Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry or indication of interest and the terms thereof) that is made or submitted by any Person prior to the Effective Time. The Company shall keep Parent reasonably and promptly informed with respect to the status of any such Acquisition Proposal or inquiry, indication of interest and any material modification or proposed material modification thereto.

          (c)   The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal.

          (d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement in connection with a possible Acquisition Transaction to which the Company is a party or under which the Company has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, on or after November 29, 2007, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

          (e)   Neither the Company Board of Directors nor any committee thereof shall authorize, cause or permit any of the Company or its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.9(a) entered into in the circumstances referred to in Section 5.9(a)).

        5.10    Employee Benefit Matters.

          (a)   Parent hereby agrees that, for a period of twelve months immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, maintain employee benefit and compensation plans, programs, contracts, arrangements and executive perquisites for the benefit of active and retired employees of the Company and the Subsidiaries which, in the aggregate, will provide compensation and benefits that are at least equivalent to, and no less favorable than, the compensation and benefits provided to such active employees under the employee benefit plans, programs, contracts and arrangements of the Company and the Subsidiaries as in effect immediately prior to the Effective Time, provided, however, that changes may be made to the extent necessary to comply with applicable Law. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company.

          (b)   Employees of the Company and the Subsidiaries of the Company shall receive credit for all purposes (including, without limitation, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

        5.11    Access to Information; Confidentiality.

          (a)   Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries of the Company and the officers, directors, auditors and agents of the Company and the Subsidiaries of the Company to, afford the officers, employees and agents of Parent and Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices, facilities, books and records of the Company and each Subsidiary of the Company, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

          (b)   All information obtained by Parent or Purchaser pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement.

        5.12    Change in Board Recommendation.

          (a)   Subject to Section 5.12(b), neither the Company Board of Directors nor any committee thereof shall, or shall publicly propose to, withdraw, qualify, modify, change or amend in any manner adverse to Parent or Purchaser (including pursuant to the Schedule 14D-9 or any amendment thereto), the Company Recommendation or the approval by the Company Board of Directors of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (a "Company Change in Recommendation").

          (b)   Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to the Appointment Time, if: (A) the Company Board of Directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, (B) the Company Board of Directors determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent during the three (3) day period contemplated by clause (D) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be a breach of its fiduciary obligations to the Company's stockholders under applicable Law, (C) at least three (3) Business Days prior to such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a "Notice of Recommendation Change") of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), (D) during the three (3) Business Day period following Parent's receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent's request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement and (E) Parent shall not, within three (3) Business Days of Parent's receipt of a Notice of Recommendation Change have made an offer that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, to be at least as favorable to the Company's stockholders as such Superior Proposal.

ARTICLE VI

CONDITIONS

        6.1    Conditions to the Obligation of Each Party.    The respective obligations of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived (to the extent permitted) in writing by all parties (any waiver by the Company to be made only with the approval of the Company's Board of Directors):

          (a)   Stockholder Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company to the extent required by the DGCL.

          (b)   No Order.    No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of shares of Company Common Stock by Parent or Purchaser or any Affiliate of either of them illegal or otherwise preventing or prohibiting consummation of any of the Transactions.

          (c)   Offer.    Purchaser shall have accepted and purchased all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer (including pursuant to any extended offer period provided by Purchaser under the terms of this Agreement).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

          (a)   By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b)   By either Parent or the Company if any court of competent jurisdiction or administrative agency, commission, governmental or regulatory authority, domestic or foreign, shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to remove such order, decree, ruling or action.

          (c)   By Parent if, due to an occurrence or circumstance that would result in a failure of any condition set forth in Annex A hereto to be satisfied, (i) Purchaser shall not have commenced the Offer within ten (10) Business Days following the date of this Agreement, (ii) the Offer shall have been terminated or shall have expired in accordance with its terms without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer or (iii) Purchaser shall have failed to accept for payment the shares of Company Common Stock pursuant to the Offer on or before May 1, 2008, unless, in the case of clauses (ii) and (iii) such termination or failure to pay for shares of Company Common Stock shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained in this Agreement;

          (d)   by Parent, if (A) the Company Board of Directors or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.12), (B) the Company Board of Directors or any committee thereof shall have approved or recommended any Superior Proposal, (C) the Company or any Company Subsidiary shall have entered into any agreement (other than a confidentiality agreement as contemplated by Section 5.9), including any letter of intent, with respect to any Acquisition Proposal, (D) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 or refused to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents, or (E) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (A) through (D); or

          (e)   by the Company, upon approval of the Board of Directors of the Company, if (i) (A) Purchaser shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten (10) Business Days following the date of this Agreement, (B) the Offer shall have been terminated or shall have expired in accordance with its terms without Purchaser having accepted for payment any shares of Company Common Stock tendered pursuant to the Offer, or (C) Purchaser shall have failed to accept for payment the shares of Company Common Stock tendered pursuant to the Offer on or before May 1, 2008, unless, such action or inaction under clauses (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement, or (ii) prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company determines in good faith, after having received advice from outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

        7.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, except that the provisions of Section 5.11(b), this Section 7.2 Section 7.5 and of Article VIII shall survive any such termination, and there shall be no liability on the part of any party hereto or their respective directors, officers, employees or stockholders; provided that nothing herein shall relieve any party from any liability for any willful or intentional breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of such a willful or intentional breach, at law or in equity, shall be preserved.

        7.3    Amendments.    This Agreement may not be amended except by action of the Board of Directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company (if required), no amendment may be made without the further approval of the stockholders of the Company if the effect of such amendment would be to (i) reduce the Merger Consideration or change the form thereof or (ii) alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company, or if such approval is otherwise required under the DGCL.

        7.4    Waiver.    At any time prior to the Effective Time, whether before or after any Stockholders' Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of the Company, in the case of an extension by Parent or Purchaser, or Parent or Purchaser, in the case of an extension by the Company, or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company, in the case of a waiver by Parent or Purchaser, or Parent or Purchaser, in the case of a waiver by the Company, or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer.

        7.5    Termination Fees.

          (a)   In the event (i) this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e)(ii), (ii) the Company, prior to May 1, 2008 (A) enters into an agreement with respect to any Acquisition Proposal, (B) conducts or participates in any activities or discussions with any parties other than Parent or Purchaser relating to a potential Acquisition Transaction, or (C) fails to promptly advise Parent under Section 5.9 of any Acquisition Proposal or Superior Offer that may be received by the Company or any of its Affiliates after the date hereof but prior to termination of this Agreement, including the terms of the proposal, the identity of the inquirer or offeror, and the provision of all relevant documents, or (iii) the Company enters into a definitive agreement that subsequently results in an Acquisition Transaction prior to December 31, 2008, the Company shall pay to Parent, a total break-up fee in the amount of one million dollars ($1,000,000) (the "Company Termination Fee") in immediately available funds payable after such Acquisition Transaction is consummated.

          (b)   In the event this Agreement is terminated pursuant to Section 7.1(e)(i) and (ii) Parent and the Purchaser do not collectively have sufficient immediately available funds in cash at the Initial Expiration Date, at the closing of the Offer or at the Effective Time, as the case may be, to acquire all of the shares of Company Common Stock validly tendered in the Offer and not withdrawn, to acquire all outstanding shares of Company Common Stock in the Merger, to perform Parent's and Purchaser's obligations hereunder and to pay the related fees and expenses,

  Parent shall pay to the Company a fee in the amount of one million dollars ($1,000,000) (the "Parent Termination Fee") in immediately available funds payable after such termination of this Agreement.

          (c)   The Company Termination Fee shall be paid by a cashier's check delivered by Company to the Parent within one (1) Business Day of such fee becoming due. The Parent Termination Fee shall be paid by a cashier's check delivered by Parent to the Company within one (1) Business Day of such fee becoming due. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee or Parent be obligated to pay the Parent Termination Fee on more than one occasion. Except to the extent required by applicable law, neither the Company nor Parent shall withhold any withholding taxes on any payment under this Section 7.5.

          (d)   The payment of the Company Termination Fee provided under this Section 7.5 is the sole and exclusive remedy available to Parent and Purchaser against the Company with respect to this Agreement and the Transactions in the circumstances where it is payable. The payment of the Parent Termination Fee provided under this Section 7.5 is the sole and exclusive remedy available to the Company against Parent and Purchaser with respect to this Agreement and the Transactions in the circumstances where it is payable.

ARTICLE VIII

GENERAL PROVISIONS

        8.1    No Third Party Beneficiaries.    Nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto, except for (a) the provisions of Sections 2.6 and 2.7 which shall be enforceable following the Effective Time by the holders of the Company Common Stock and Company Stock Options, (b) Section 5.5 which is intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons and (c) Section 5.10 which is intended to be for the benefit of the employees of the Company and its Subsidiaries referred to therein and may be enforced by such Persons.

        8.2    Entire Agreement.    This Agreement (including the Exhibits, Annexes and Disclosure Schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

        8.3    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may freely assign its rights to purchase shares of Company Common Stock in the Offer to another wholly owned Subsidiary of Parent without such prior written approval; provided that contemporaneously with such assignment the assignee shall execute a counterpart to this Agreement binding such Person to the terms hereof and that Parent and the assignee shall confirm in writing to the Company that the representations and warranties provided in Article IV shall be deemed to be made by and to apply to such assignee.

        8.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        8.5    Headings.    The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.6    Governing Law; Jurisdiction; Consent to Service of Process.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

          (b)   Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of either (i) the Court of Chancery or other courts of the State of Delaware (a "Delaware Court") or (ii) Federal Courts in the District of Delaware, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

          (c)   It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court or Federal Courts in the District of Delaware (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

          (d)   No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

          (e)   Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

        8.7    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        8.8    Severability.    Any term or provision of this Agreement that is invalid unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        8.9    Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. When used in this Agreement, "including" and its variants mean "including, without limitation" and its variants.

        8.10    Non-Survival of Representations and Warranties.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Articles II, VII and VIII and Sections 5.5 and 5.10 shall survive the Effective Time indefinitely and those set forth in Sections 5.11(b), 7.2 and 7.5 and Article VIII shall survive termination indefinitely.

        8.11    Certain Definitions.    Capitalized terms used herein shall have the definitions given to them in Exhibit A hereto. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the "Knowledge" of the Company, such term shall mean the facts or other information that are actually known by the Chief Executive Officer or Chief Financial Officer of the Company.

        8.12    Fees and Expenses.    Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Offer, this Agreement and the Transactions shall be paid by the party incurring such fees and expenses.

        8.13    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.14    Obligation of Parent.    Whenever this Agreement requires Purchaser (or its successors or assignees) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action. Parent hereby guarantees Purchaser's obligations under this Agreement and agrees to be liable for any breach of this Agreement by Purchaser.

        8.15    Board of Directors.    Prior to the Effective Time, any agreement by the Company to terminate this Agreement pursuant to Section 7.1(a), any termination of this Agreement by the Company pursuant to Section 7.1(b) or 7.1(e), any agreement by the Company to amend this Agreement pursuant to Section 7.3 or any waiver by the Company pursuant to Section 6.1 or 7.4 shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Company's Board of Directors (excluding those directors appointed by Parent hereby), as the Company's Board of Directors may determine, from time to time, in its sole discretion.

        8.16    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.16:

        If to Parent or Purchaser:

    OPTO Circuits (India) Limited
    Plot No. 83
    Electronics City, Hosur Road
    Bangladore, India 560 100
    Attn: Thomas Dietiker
    Fax: +91-80-28521084

        with a copy to:

    DLA Piper US LLP
    2000 University Avenue
    East Palo Alto, CA 94303-2214
    Attn: Kerry Smith
    Fax: (650)833-2001

        If to the Company:

    Criticare Systems, Inc.
    20925 Crossroads Circle, Suite 100
    Waukesha, WI 53186
    Attn: President and Chief Executive Officer
    Fax: (262) 798-8290

        with a copy to:

    Reinhart Boerner Van Deuren s.c.
    1000 North Water Street, Suite 2100
    Milwaukee, WI 53202
    Attn: Benjamin G. Lombard
    Fax: (414) 298-8097

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OPTO CIRCUITS (INDIA) LIMITED
/s/ VINOD RAMNANI
Name:	Vinod Ramnani
Title:	Chairman and Managing Director
PACKER ACQUISITION CORPORATION
/s/ MAHESH PATEL
Name:	Mahesh Patel
Title:	Chief Executive Officer
CRITICARE SYSTEMS, INC.
/s/ EMIL H. SOIKA
Name:	Emil H. Soika
Title:	President and Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

        Notwithstanding any other term or provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for unless there shall have been tendered and not withdrawn prior to the expiration of the Offer not less than that number of shares of Company Common Stock that would represent sixty-five percent (65%) of the outstanding shares of Company Common Stock on a fully diluted basis (the "Minimum Tender Condition"). Furthermore, notwithstanding any other term or provision of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the date hereof, and prior to the acceptance of such shares of Company Common Stock for payment or the payment therefor, any of the following events or facts shall have occurred:

          (a)   there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any limitation (whether or not mandatory) imposed by any government, governmental agency or authority on the extension of credit by banks or other lending institutions in the United States; or

          (b)   there shall be instituted or pending any action or proceeding by any domestic or foreign governmental, regulatory or administrative agency or commission that has, in the good faith judgment of Parent, a reasonable probability of success and that (i) challenges the acquisition in whole or in part of the shares of Company Common Stock, seeks to restrain or prohibit the making or consummation of the Offer or the Merger or seeks to obtain any material damages, (ii) prohibits or makes illegal the purchase of, or payment for, some or all of the shares of Company Common Stock, (iii) results in a material delay in or materially restricts the ability of Purchaser, or renders the Purchaser unable, to accept for payment or pay for some or all of the shares of Company Common Stock or to consummate the Merger, or (iv) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock purchased by Purchaser on all matters properly presented to the stockholders of the Company; or

          (c)   any statute, rule, regulation, referendum, interpretation or order shall be enacted, qualified, enforced, promulgated or deemed applicable to (i) Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries) or (ii) the Offer or the Merger, which, in the reasonable judgment of Parent, would directly or indirectly result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

          (d)   this Agreement shall have been terminated in accordance with its terms or Parent and the Company shall have agreed that Purchaser shall amend or terminate the Offer or postpone the acceptance for payment of shares of Company Common Stock pursuant thereto; or

          (e)   any of the representations and warranties of the Company set forth in this Agreement (i) that are qualified as to materiality or Company Material Adverse Effect shall not be true and correct and (ii) that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination (other than to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall not be so true and correct as of such date), except (in the case of both (i) and (ii) above) for any failure to be so true and correct which, individually or in the aggregate, does not and would not reasonably be expected to have a Company Material Adverse Effect; or

          (f)    the Company shall have failed to perform or comply with in any material respect any of the agreements or covenants of the Company to be performed or complied with by it under this Agreement; or

          (g)   the Stockholder Tender Agreements are not executed as of the Offer Acceptance Time; or

          (h)   there shall have occurred any event or condition that has had a Company Material Adverse Effect;

which in the reasonable good faith judgment of Parent with respect to each and every matter referred to above and regardless of the circumstance (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer, the acceptance for payment or payment for the shares of Company Common stock in the Offer, or the Merger. The foregoing conditions (other than the Minimum Tender Condition) are for the benefit of Parent and Purchaser only and may be asserted regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser). The failure to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EXHIBIT A

DEFINITIONS

        The following words and terms as used in the Agreement shall have the following meanings:

        "Action" has the meaning specified in Section 5.5(b).

        "Acquisition Proposal" shall mean any, inquiry, offer or proposal (other than an offer or proposal made or submitted by Parent, Purchaser or any of their respective Subsidiaries) contemplating, could reasonable be expected to lead to or otherwise relating to any Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction or series of transactions directly or indirectly involving:

          (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which the Company is a constituent corporation and (i) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the Company Common Stock or (ii) in which the Company issues securities representing more than 15% of the Company Common Stock;

          (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Company; or

          (c)   any liquidation or dissolution of the Company.

        "Affiliate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

        "Agreement" has the meaning specified in the introductory paragraph of the Agreement.

        "AMEX" has the meaning specified in Section 3.4.

        "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a foreign, United States or federal Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Balance Sheet Date" has the meaning specified in Section 3.5(c).

        "Bankruptcy and Equity Exception" has the meaning specified in Section 3.3(a).

        "Book-Entry Shares" has the meaning specified in Section 2.6(c)(ii).

        "Business Day" shall have the same meaning as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act.

        "Cancelled Shares" has the meaning specified in Section 2.6(b).

        "Certificates" has the meaning specified in Section 2.6(c)(ii).

        "Closing" has the meaning specified in Section 2.2.

        "Closing Date" has the meaning specified in Section 2.2.

        "Code" has the meaning specified in Section 2.8(g).

        "Company" has the meaning specified in the introductory paragraph of the Agreement.

A-1

        "Company Board Recommendation" has the meaning specified in Section 1.2(a).

        "Company Charter Documents" has the meaning specified in Section 3.1(c).

        "Company Common Stock" has the meaning specified in the preamble of the Agreement.

        "Company Compensation Arrangement" has the meaning specified in Section 3.11(j).

        "Company Disclosure Schedule" has the meaning specified in Article III.

        "Company Material Adverse Effect" has the meaning specified in Section 3.1(a).

        "Company Plans" has the meaning specified in Section 3.11(a).

        "Company Preferred Stock" has the meaning specified in Section 3.2(a).

        "Company Purchase Plan" means the Company's Employee Stock Purchase Plan.

        "Company Stockholder Approval" has the meaning specified in Section 3.3(d).

        "Company SEC Documents" has the meaning specified in Section 3.5(a).

        "Company Stock Option" has the meaning specified in Section 2.7.

        "Company Stock Option Plans" means the Company's 1992 Employee Stock Option Plan and 2003 Stock Option Plan, as amended.

        "Compensation Committee" has the meaning specified in Section 3.11(j).

        "Confidentiality Agreement" has the meaning specified in Section 3.3(b).

        "Contract" has the meaning specified in Section 3.3(c).

        "Delaware Courts" has the meaning specified in Section 8.6.

        "DGCL" has the meaning specified in the preamble of the Agreement.

        "Dissenting Shares" has the meaning specified in Section 2.9.

        "Effective Time" has the meaning specified in Section 2.2.

        "Environmental Laws" means all applicable Laws, in effect on the date hereof, relating to (i) the protection or remediation of the environment, including soil and subsurface soil, surface water, groundwater, drinking water, indoor and ambient air, and natural resources, (ii) human health and safety as affected by exposure to Hazardous Materials, or (iii) the presence, use, management, assessment, remediation, transportation, treatment, storage, disposal or recycling of any Hazardous Materials.

        "ERISA" has the meaning specified in Section 3.11(a).

        "Exchange Act" has the meaning specified in Section 1.1(a).

        "Excluded Shares" shall mean all Cancelled Shares and any Dissenting Shares.

        "Environmental Permit" shall mean all registrations, filings, permits, consents, licenses, certificates, variances and similar rights granted by or obtained from any Governmental Authority required under any Environmental Laws for the lawful operation of the Company's and its Subsidiaries' business as it was conducted immediately prior to the Closing Date.

        "Fairness Opinion" has the meaning specified in Section 1.2(a).

        "Financial Statements" has the meaning specified in Section 3.18.

        "GAAP" shall mean generally accepted accounting principles in the United States.

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        "Governmental Authority" means any government, court, regulatory or administrative agency, commission or authority, securities exchange, American Stock Exchange or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

        "Hazardous Materials" shall mean any material, substance, or waste defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning, including without limitation, petroleum and petroleum byproducts and any fraction thereof, asbestos and asbestos containing material, mold of the concentrations and levels that would reasonably be likely to adversely affect human health, radon or polychlorinated biphenyls, in non-utility owned electrical equipment.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" has the meaning specified in Section 5.5(a).

        "Initial Expiration Date" has the meaning specified in Section 1.1(c).

        "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, logos, domain names, trade dress and other indications of source or origin, the goodwill associated with the foregoing and the registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, technology, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction, and registrations or applications for registration of copyrights in any jurisdictions, and any renewals or extensions thereof.

        "Laws" has the meaning specified in Section 3.8.

        "Leased Real Property" has the meaning specified in Section 3.13(b).

        "Liens" has the meaning specified in Section 3.1(b).

        "Material Adverse Effect" has the meaning specified in Section 3.1(a).

        "Merger" has the meaning specified in the preamble of the Agreement.

        "Merger Consideration" has the meaning specified in Section 1.1(d).

        "Minimum Tender Condition" has the meaning specified in Annex A to the Agreement.

        "Offer" has the meaning specified in the preamble of the Agreement.

        "Offer Acceptance Time" has the meaning specified in Section 1.3(a).

        "Offer Documents" has the meaning specified in Section 1.1(e).

        "Offer to Purchase" has the meaning specified in Section 1.1(e).

        "Owned Real Property" has the meaning specified in Section 3.13(a).

        "Parent" has the meaning specified in the introductory paragraph of the Agreement.

        "Paying Agent" has the meaning specified in Section 2.8(a).

        "Per Share Amount" has the meaning specified in the preamble of the Agreement.

        "Permitted Liens" means Liens specifically disclosed in the Company's most recent annual report on Form 10-K for the year ended June 30, 2007 or Liens incurred in accordance with Section 5.1; Liens for Taxes not yet due or being contested in good faith (and, with respect to those being

3

contested, for which adequate accruals or reserves have been established on the Company's financial statements in accordance with GAAP); Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

        "Permits" has the meaning specified in Section 3.8.

        "Person" means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

        "Proxy Statement" has the meaning specified in Section 5.4(a).

        "Purchaser" has the meaning specified in the introductory paragraph of the Agreement.

        "Real Property Lease" has the meaning specified in Section 3.13(b).

        "Rights Agreement" has the meaning specified in Section 3.24.

        "Schedule 14D-9" has the meaning specified in Section 1.2(b).

        "Schedule TO" has the meaning specified in Section 1.1(e).

        "SEC" has the meaning specified in Section 3.5(a).

        "Securities Act" has the meaning specified in Section 3.1(b).

        "Stockholders' Meeting" has the meaning specified in Section 5.4(a).

        "Stockholder Tender Agreements" has the meaning specified in the preamble of the Agreement.

        "Subsidiary" means when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

        "Superior Offer" shall mean an unsolicited, written, bona fide Acquisition Proposal (provided that for purposes of the definition of "Superior Offer," the references to "15%" or "more than 15%" in the definition of Acquisition Transaction shall be deemed to be references to "50%" or "more than 50%") on terms that the Board of Directors of the Company determines, in its reasonable judgment, after consulting with the Company's outside legal counsel, to be more favorable to the Company's stockholders than the terms of the Offer or the Merger.

        "Surviving Corporation" has the meaning specified in Section 2.3.

        "Tax Returns" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, real property, personal property, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (iii) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

        "Transactions" has the meaning specified in the preamble of the Agreement.

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QuickLinks

  Exhibit (d)(1)
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
ANNEX A CONDITIONS TO THE OFFER
EXHIBIT A DEFINITIONS